Exhibit 99.1
FIRST UNITED CORPORATION ANNOUNCES SECOND
QUARTER EARNINGS

OAKLAND, MARYLAND—August 5, 2005: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended June 30, 2005 of $2.1 million ($.35 earnings per share) compared to $2.0 million ($.33 earnings per share) for the second quarter of 2004, a 5% increase.

For the six month period ended June 30, 2005, the Corporation’s annualized return on average assets and average shareholders’ equity were .78% and 11.22%, respectively, compared to .83% and 11.10%, respectively, for the same period in 2004. Net income thru June 30, 2005 was $4.9 million ($.80 earnings per share) compared to $4.7 million ($.77 earnings per share) for the first six months of 2004.

Loans and leases were $957.3 million at June 30, 2005 compared to $911.5 million at December 31, 2004, an increase of 5.0%. Deposits were $911.7 million at June 30, 2005 compared to $850.7 million at December 31, 2004, an increase of 7.2%. The Corporation experienced significant growth in deposits primarily due to our successful 13 month CD promotion, and the deposit of approximately $29 million of money market funds brought in house from the Bank’s trust department. Total assets were $1.27 billion at June 30, 2005, a 3.3% increase from $1.23 billion at December 31, 2004.

Comparing June 30, 2005 to December 31, 2004, shareholders’ equity increased 3%, from $86.4 million at December 31, 2004 to $88.7 million at June 30, 2005, resulting in a slight increase in book value per share from $14.17 at December 31, 2004 to $14.54 at June 30, 2005. At June 30, 2005, 6,105,521 shares of the Corporation’s common stock were issued and outstanding.

Net interest income increased $1.5 million during the first six months of 2005 over the same period in 2004. The increase in interest income resulted primarily from an increase in average interest-earning assets of $107 million or 10% during the first six months of 2005 when compared to the first six months of 2004. This increase is primarily attributable to the significant growth experienced by the Corporation in its loan portfolio throughout all of 2004 and continuing into 2005. The increase in interest income was offset by increased interest expense due to rising interest rates, a shift in the Corporation’s interest-bearing liabilities and the overall increase in average interest-bearing liabilities of $102 million in the first six months of 2005 when compared to the first six months of 2004. Overall, net interest income, before the provision for loan losses, improved by $1.5 million, or 8% for the first six months of 2005 and $1.0 million or 11% for the second quarter of 2005 when compared to the same periods of 2004. Net interest margin, on a fully tax equivalent basis, was 3.45% for the six month period ended June 30, 2005, decreasing eight basis points as compared to 3.53% for the six month period ended June 30, 2004.

The Corporation’s asset quality continues to be sound. The ratio of non-performing and 90 days past-due loans to total loans at June 30, 2005 was .47% compared to .50% at December 31, 2004 and .78% at June 30, 2004. The ratio of non-performing and 90 days past-due loans to total assets at June 30, 2005 was .35% compared to .37% at December 31, 2004 and .58% at June 30, 2004.

The provision for loan losses increased by $.3 million or 36% for the three months ended June 30, 2005 and by $.1 million or 17% for the six months ended June 30, 2005 when compared to the same periods in 2004, due primarily to a specific allocation of $.4 million made for a commercial loan during the second quarter of 2005. As a result of our evaluation of the loan portfolio, the allowance for loan losses increased slightly to $7.2 million at June 30, 2005, compared to $6.8 million at December 31, 2004. Management believes that the allowance at June 30, 2005 is adequate to provide for probable losses inherent in our loan portfolio.

Other operating income decreased $.5 million (7%) during the first six months of 2005 compared to the same period for 2004. For the second quarter of 2005, other operating income was $2.88 million compared to $3.00 million for the second quarter of 2004, a decline of $.1 million (4%). The decrease is primarily attributable to $.2 million in losses recognized in the second quarter of 2005 related to sales of certain securities held in our investment portfolio, compared to $.7 million in security gains for the six months ended June 30, 2004. The proceeds from these sales were reinvested into longer-term mortgage-backed securities and municipals, resulting in improved yields and a better match with scheduled maturities of our liabilities. This decrease was offset by an increase of $.2 million in trust income and an increase of $.1 million in insurance commissions during the six months ended June 30, 2005.

Other operating expense increased $.4 million (2%) for the first six months of 2005 when compared to the same period of 2004. For the second quarter of 2005, other operating expense was $8.51 million compared to $8.23 million for the second quarter of 2004, an increase of $.3 million (4%). Salaries and employee benefits, which represent slightly more than half of total other operating expenses, increased $.5 million (6%) and $.2 million (5%) during the first six months and the second quarter of 2005, respectively, when compared to the same periods of 2004. These increases are primarily attributable to increased incentive pay, expansion into the Morgantown, West Virginia market in late 2004 and increased staffing to support our growth objectives. Occupancy, equipment and data processing expenses for the first six months and second quarter of 2005, increased $.2 million (8%) and $.1 million (10%), respectively, when compared to the same periods of 2004 principally due to branch expansion in our existing and new market areas. Other expenses decreased $.4 million (9%) for the first six months and decreased $.1 million (3%) for the second quarter 2005 when compared to the same periods of 2004, resulting from reduced professional fees associated with compliance costs related to the Sarbanes-Oxley Act.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation that was incorporated in 1985 and is registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended. The Corporation’s primary business activity is acting as the parent company of First United Bank & Trust, a Maryland trust company. Oakfirst Life Insurance Company, OakFirst Loan Center, Inc., a West Virginia finance company, OakFirst Loan Center, LLC, a Maryland finance company, two Connecticut statutory trusts, First United Statutory Trust I and First United Statutory Trust II, and First United Insurance Group, LLC, a Maryland full service insurance agency. OakFirst Loan Center, Inc. has one subsidiary, First United Insurance Agency, Inc., which is a Maryland insurance agency. The Bank provides a complete range of retail and commercial banking services to a customer base serviced by a network of 24 offices and 34 automated teller machines. It has two direct subsidiaries: First United Investment Trust, a Maryland real estate investment trust that invests in mortgage loans; and First United Auto Finance, LLC, an inactive indirect automobile leasing company. The Corporation’s website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the “Risk Factors” filed as Exhibit 99.1 to the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2004. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2005	2004	2005	2005	2004
EARNINGS SUMMARY
Interest income	$16,826	$14,853	$16,150	$32,976	$29,454
Interest expense	$6,833	$5,856	$6,560	$13,393	$11,349
Net interest income	$9,993	$8,997	$9,590	$19,583	$18,105
Provision for loan and lease losses	$1,007	$739	$(91)	$916	$784
Noninterest income	$2,879	$3,004	$3,081	$5,963	$6,445
Noninterest expense	$8,509	$8,233	$8,479	$16,989	$16,629
Income taxes	$1,219	$1,032	$1,529	$2,748	$2,428
Net income	$2,136	$1,997	$2,754	$4,890	$4,709
Cash dividends paid	$1,131	$1,096	$1,129	$2,260	$2,192

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2005	2004	2005
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.35	$0.33	$0.45
Book value	$14.54	$13.84	$14.23
Closing market value	$20.03	$19.45	$20.15
Common shares
outstanding at period end
Basic/Diluted	6,105,521	6,087,287	6,099,383

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.78%	0.83%	0.90%
Return on average shareholders'
equity	11.22%	11.10%	12.81%
Net interest margin	3.45%	3.53%	3.38%
Efficiency ratio	65.64%	66.90%	66.08%

PERIOD END BALANCES	30-Jun	31-Dec	31-Mar
	2005	2004	2005

Assets	$1,267,422	$1,231,877	$1,255,778
Earning assets	$1,164,286	$1,126,677	$1,150,961
Gross loans and leases	$957,252	$911,450	$923,690
Consumer Real Estate	$366,112	$337,228	$345,841
Commercial	$393,390	$373,893	$380,877
Consumer	$197,750	$200,329	$196,972
Investment securities	$202,202	$210,661	$222,229
Total deposits	$911,662	$850,661	$915,235
Noninterest bearing	$115,468	$114,734	$116,454
Interest bearing	$796,194	$735,927	$798,781
Shareholders' equity	$88,680	$86,356	$86,821

CAPITAL RATIOS	30-Jun	30-Jun	31-Mar
Period end capital to risk-	2005	2004	2005
weighted assets:
Tier 1	10.94%	11.25%	11.00%
Total	12.28%	14.80%	12.33%

ASSET QUALITY
Net charge-offs for the quarter	$314	$288	$187
Nonperforming assets: (Period End)
Nonaccrual loans	$3,199	$5,347	$2,597
Restructured loans	$537	$549	$540
Loans 90 days past due
and accruing	$1,258	$1,354	$2,022
Other real estate owned	$263	$139	$167
Total nonperforming assets
and past due loans	$12,731	$13,042	$11,387
Allowance for credit losses
to gross loans, at period end	0.76%	0.73%	0.72%
Nonperforming and 90 day past-due loans
to total loans at period end	0.47%	0.78%	0.50%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.35%	0.58%	0.37%